CORPORATE PARTICIPANTS

Tripp Sullivan

Corporate Communications, Inc. — IR

Robert Alderson

Kirkland’s, Inc. — President and CEO

Mike Madden

Kirkland’s, Inc. — SVP and CFO

CONFERENCE CALL PARTICIPANTS

Neely Tamminga

Piper Jaffray & Co. — Analyst

Christine Rapalje

SunTrust Robinson Humphrey — Analyst

Brad Leonard

BML Capital Management — Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Kirkland’s, Inc. conference call. Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the conference over to Mr. Tripp Sullivan of Corporate Communications. Please go ahead, Sir.

Tripp Sullivan - Corporate Communications, Inc. — IR

Good morning and welcome to this Kirkland’s, Inc. conference call to review the Company’s results for the second quarter of fiscal 2008.

On the call this morning are Robert Alderson, President and Chief Executive Officer, and Mike Madden, Senior Vice President and Chief Financial Officer.

The results as well as notice that the accessibility of this conference call on a listen-only basis over the Internet were released earlier this morning and a press release that is being covered by the financial media. Except for any historical information discussed in this conference call, the statements made by Company management are forward-looking and made pursuant to the Safe Harbor provisions and the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are fully described in Kirkland’s filings with the Securities and Exchange Commission including the Company’s annual report on Form 10-K, filed on May 1st, 2008.

With that said I’ll turn the call over to you, Robert.

Robert Alderson - Kirkland’s, Inc. — President and CEO

Thanks, Tripp. Good morning, everyone. We appreciate you joining us.

We are pleased to report an improvement in our sales trends and earnings performance for the second quarter in a row. We continued our first quarter comp improvement with another positive results in the second quarter.

Like the first quarter, the second quarter sales performance featured higher merchandise margins and lower operating expenses. This operating improvement also led to a further strengthened balance sheet and liquidity position.

Mike will now walk you through the second quarter financial results and I will follow up with some additional remarks. Mike.

Mike Madden - Kirkland’s, Inc. — SVP and CFO

Thank you, Robert, and good morning, everyone. For the second quarter ended August 2nd, 2008, we reported a net loss of $1.7 million or $0.09 per share as compared to a net loss of $9.2 million or $0.47 per share in the prior year.

Net sales for the quarter increased to $87.7 million from $87.4 million for the prior year, despite a reduction of 23 stores. Comparable store sales increased 2.8% for the quarter. Comp sales increased 7.2% in our mall stores and 0.7% in our off mall stores.

We faced easier comparisons in our mall group which has also been pared of many underperforming locations. The comp sales increase was driven by higher transaction counts, partially offset by a slight decline in the average ticket. Transactions were up 5%, reflecting flat customer traffic and higher customer conversion rates. The average ticket decreased 2%, reflecting a decrease in the average retail selling price, partially offset by an increase in items per transaction.

From a merchandising standpoint, our strongest performing categories were art, furniture, and gifts, each exhibiting strong sell through and improved margin. During the quarter nine of our 13 merchandise categories had a comp increase versus last year.

In real estate, we opened one store during the quarter and closed two stores. At the end of the quarter we operated 324 stores, 213 off mall stores and 111 mall stores, representing a 66% off mall, 34% mall venue distribution. Total square footage under lease decreased 3% versus the prior year quarter, while total storage units declined by 7%.

Gross profit margin for the quarter increased to 31.8% of sales from 27.3% in the prior year. The components of reported gross profit margin were as follows. Merchandise margin increased 300 basis points as a percentage of sales as a result of strong sell through of more compelling new merchandise resulting in pure markdowns. Promotional activity was light during the quarter, confined primarily to the clearance activity associated with our July Big Sale. Coupon usage was also limited during the quarter as compared to the prior year. Store occupancy costs decreased [to] 180 basis points as a percentage of sales.

The closing of underperforming stores and favorable lease renewals and extensions combined with sales leverage contributed to the improvement in the ratio.

Central distribution costs increased 10 basis points as a percentage of sales, as a result of increased distribution center inbound and outbound activity against a relatively static total revenue base.

Freight costs increased 20 basis points as a result of the increased activity combined with pressure from higher diesel fuel prices.

Operating expenses for the quarter were $25.1 million or 28.7% of sales as compared to $27.6 million or 31.6% of sales for the prior year. Within this line item, store level operating expenses decreased 110 basis points as a percentage of sales for the quarter. Just over half the decrease in the ratio at the store level was the result of sales leverage on payroll expenses. The remainder was primarily the result of a reduction in marketing expenses.

At the corporate level, the expense ratio decreased 180 basis points as compared to the prior year quarter. A decrease in corporate payroll and related benefits and travel expenses, as a result of personnel reductions taken in late 2007 combined with the sales leverage, led to the favorable comparison.

Depreciation and amortization decreased 50 basis points as a percentage of sales, reflecting the increase in sales, a reduction in capital expenditures, and the closure of underperforming stores.

Prior year results included $552,000 in expenses associated with the opening of our national office and $540,000 in-store impairment charges which together amounted to $0.04 per share. Net interest expense was lower than the prior year quarter, reflecting higher borrowing levels in the prior year. We have not borrowed from our line of credit thus far in 2008.

Similar to last quarter, there was no income tax benefit recorded for the quarter as a result of the valuation allowance on our deferred tax assets and our accumulative losses in recent annual periods. In the prior quarter, we recorded a net income tax benefit of $3.5 million offset largely by a charge of $2.8 million to initially record the valuation allowance.

Turning to the balance sheet, inventories at the end of the quarter were $42.7 million or $132,000 per store as compared to $47.4 million or $137,000 per store in the prior year. We are comfortable with these levels of inventory entering the third quarter, and believe that the merchandise mix is fresh and current.

We plan to end the third quarter with inventory levels in the range of $55 million or about 13% below the prior year in total.

At the end of the quarter, we had $4.7 million in cash and no borrowings outstanding under the revolving credit line. We ended the second quarter last year with borrowings outstanding of $12.9 million. As of the end of the quarter, total availability under the credit line was approximately $27.2 million.

Accounts payable levels increased versus the prior year as the result of higher receipt flow during July, as compared to the prior year where receipts were reduced to get inventories in line.

For the quarter, capital expenditures were only $700,000 reflecting our one store opening and other maintenance projects. We expect capital expenditures to range between $3 million and $4 million for fiscal 2008. Net of landlord allowances, our capital expenditures are expected to total $2 million to $3 million for the year.

Looking forward to the second half, we continue to expect significant year-over-year earnings improvement in the third and fourth quarters. Those expectations are the result of our year-to-date performance in merchandising and our continued realization of expense savings at the store level through better execution and in the corporate office due to headcount reductions taken and cost efficiencies put in place last year.

Additionally, sales trends in August have continued to be strong and we are optimistic about our merchandise selection for the holiday season. Economic conditions are still uncertain and the consumer is currently facing many challenges, but barring any further deterioration conditions. we believe we’re on track to reach our goal of profitability for fiscal 2008.

Moving onto a brief update of some of our cash flow initiatives, as it relates to new store activity, we have opened one store in the second quarter, making it three so far this year and have a commitment to one additional store for the balance of the year. We are evaluating 2 to 4 additional locations for new stores in 2008.

If positive trends continue, we will likely increase our opening activity in 2009, but remain focused on relocations, off-mall replacements and stores in proven markets. Robert is going to discuss this in more detail in just a moment.

On the closing side, we continue to aggressively pursue closures of underperforming and unproductive stores. During the second quarter, we closed two stores. The current expectation for additional closings in fiscal 2008 is around 25 stores, heavily weighted toward the end of the year.

This would amount to total closings for fiscal 2008 in the range of 35 to 40 stores. We still have our former corporate headquarters building under option for sale. The option expires later in the third quarter, but we remain reasonably confident about our chances to complete the sale in 2008.

We have now collected the full income tax refund of $2.8 million representing the carryback of a portion of 2007’s tax loss to recover prior year taxes paid. The remainder of our 2007 tax laws will be carried forward to future years. These cash flow initiatives, combined with our year-to-date operating results, have improved our balance sheet and liquidity position.

As of today, we are still not in the credit line and we don’t expect any borrowings under our credit facility until we reach the peak inventory periods in the late third quarter.

Even during that peak time frame, we expect borrowing levels to be significantly below the peak level of $21 million, which was in the prior year.

Now I will turn it back over to Robert.

Robert Alderson - Kirkland’s, Inc. — President and CEO

Thanks, Mike. The second quarter has been challenging for us in the past several years. This year I’m very pleased to announce a second quarter with positive comparable store sales and substantial improvement in earnings performance versus last year.

Most of our second quarter problems in past years originated in the first quarter and were largely related to merchandise content. This year, with much improved content and a plan to price our inventory, including promotional items and higher gross margins, we were able to deliver earnings improvement over recent years.

Consistency was the most important aspect of the second quarter results. Both gross and comparable sales improved despite a difficult external environment. We actually faced prior year comparisons that were skewed from extreme efforts in 2007 to clear unproductive merchandise by extensive coupon distribution.

Sales continue to be led throughout the quarter by art, decorative accessories, lighting, furniture, lamps and wall decor — our core categories, which is gratifying.

As I mentioned on the previous two calls, we have had good results with our re-introduction of impulse and gift items which we expect to provide a boost to our second half business. As we said on the first quarter call, we had a great opportunity in Q2 to improve year-over-year product gross margin and we delivered on that promise, 300 basis points. We showed steady progress toward reaching margin levels that will help us produce consistent earnings results going forward.

Part of the margin opportunity in Q2 was imparted by historically low comparisons. But the real story in the second quarter was greatly improved merchandise content that resonate well with the customer, as evidenced by our improved conversion rates.

As a result we ended the quarter very clean and on plan with inventory. We expect that position to favorably impact Q3 and Q4. We expect the competition to be very promotional in Q4 again and we have prepared accordingly with the depth of our buys and continuing to emphasize newness along with value in all of our programs. All of our seasonal merchandise was bought as an item with no intention to be part of a theme, collection, or story.

We continue to be consistent in improving our liquidity position. Mike gave you some details concerning our cash availability and position as of today.

It is very gratifying to the talking to you on August 28 seven months into the new fiscal year and nearing our peak inventory period for the fall season with no debt, cash on hand and no use of our credit line. I think the ability to finance our inventory needs out of operations speaks volumes about the renewed appeal and productivity of our merchandise.

Expense control remains at the forefront of management’s thoughts. And we expect continued focus in this area to contribute positively to our second half earnings results.

Part of our reaction during 2007’s poor business results was to stop new store growth for 2008 and aggressively continue our three-year program of rationalizing our store base by closing unproductive stores, mostly in malls and generally located in the Northeast and Midwest. We expect to close approximately 25 stores at the end of the fiscal year and late December to late January. We also expect another 15 or so stores to close as we approach midyear fiscal 2009.

We have opened three new stores to date this year and possibly could open 2 to 4 more if circumstances warranted. While it is nice to close unproductive stores, we are also reaching lease end on some profitable wall stores, some of which we may not be able to extend and may close since we are unwilling to invest long term in mall properties at the required level. We continue to extend those expiring leases for one- to three-year terms where possible and where renegotiation of gross rentals makes the deal economically viable and provides a short-term mechanism to exit if results deteriorate.

With a measurable improvement in our store operating performance within the four walls, combined with a successful merchandising strategy, we expect to open somewhere between 15 and 25 new stores in 2009, representing outstanding opportunities to replace very good proven stores in our core markets in the SunBelt.

We will have more than adequate cash to fund a controlled and modest store opening plan focused on replacing these productive stores and preserving proven markets. While we will remain highly selective, commercial real estate landscape to date provides the opportunities for some great long-term deals for retailers with the ability to open stores.

We are 26 days into Q3 and the results so far are consistent with those of the prior two quarters and therefore encouraging, but it is still early in the quarter. The customer response to our Halloween and Harvest seasonal merchandise has been good to date.

Christmas seasonal merchandise was introduced two weeks later this year and is also doing well but it’s actually too early to form any definitive opinions on its productivity at this point. Our seasonal merchandise as always emphasizes new items and directions in value and has been [bought] this year totally on an item basis and in quantities designed to minimize our margin risks on sell through.

We are bought so as to be in position to reasonably compete on seasonal promotions throughout the holiday period.

We are pleased with our results year-to-date. Absent further deterioration in the marketplace we expect to deliver to continue strong year-over-year improvement in quarterly results for the balance of the year, which keeps us on track to reach our goal of profitability for the year. Realistically, we expect continued challenges in a frothy economic situation that is not likely to abate this year or possibly during the next.

We do believe we are uniquely positioned as a value retailer in these unsettled times with pressured middle-class customers. With a strong liquidity position, stabilized store traffic and improving store base, strong expense control and improved sales in gross margins, we remain very confident an excited about the future of Kirkland’s.

We look forward to seeing you in our stores.

Operator, Mike and I are available for questions from our listeners. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions) Neely Tamminga from Piper Jaffray.

Neely Tamminga - Piper Jaffray & Co. — Analyst

Good morning and congratulations on a much better performance.

Just a couple of housekeeping questions. I have a strategic question for you, too, Robert. First on terms of Q3, are you still guiding us though to think that you are going to have losses in Q3 or is it actually possible you could hit profitability yet in Q3?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

We are not providing detailed guidance, but I think possibility in Q3 would be kind of a stretch given what we’ve had in the first couple quarters so I would — .

Neely Tamminga - Piper Jaffray & Co. — Analyst

You are still looking for Q4 to the that inflection point? (multiple speakers)

Mike Madden - Kirkland’s, Inc. — SVP and CFO

Right.

Neely Tamminga - Piper Jaffray & Co. — Analyst

And then how should we —? You’ve been making some comments about the tax rate just in terms of the benefit, etc.

Am I to think then that we are still looking for a (inaudible) provision for tax? In Q3, Q4? Or are you going to start having to get taxed in Q3 Q4 or doesn’t that not kick in until next year?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

No, I think it’s more of a next year issue. I think what you’re going to see for the rest of the year is kind of what we’ve seen the first couple quarters, where you don’t have much going either way, because we’ve taken the valuation allowances that we took last year.

And we really need to show profitability before those accounting rules start to kick in to where you can start reversing some of that. So long story short I think that Q3, Q4 is still going to be kind of a no impact from a tax standpoint.

Neely Tamminga - Piper Jaffray & Co. — Analyst

Thanks. Just one more housekeeping for you and then I got a question for Robert. Mike, in terms of regional performance, can you call out some of the best performing regions?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

Yes, I mean, it’s been pretty consistent. I would call out one on the high-end, one on the downside. Where we’re seeing the best results right now is in Texas, which is a big state for us. It is our biggest state in terms of store count.

And then we continue to struggle a little bit in Florida. And I think we are impacted particularly in the southern part of the state with a little bit more due to difficult economic conditions down there, related to housing. And that is really what we saw in Q1 as well.

Neely Tamminga - Piper Jaffray & Co. — Analyst

Great. Robert, in terms of — I think it’s fantastic that you guys have been able to really help affect this turnaround in your business in just an awful environment.

Just wondering, though, at what point you think strategically you start reinvesting into some of the business in terms of people, process systems, things like that? I mean is this, you kind of ride out the storm here and continue to do well and execute well and it’s a mid-’09 discussion? Or do you think even as early as the beginning of this next year?

Robert Alderson - Kirkland’s, Inc. — President and CEO

Neely, I think we are reasonably happy where the employee base is right now, relative to the size of the Company. And I think we did that work last year and I think, as I said, expense control is at the forefront of our thoughts. And I truly mean that.

We watch that very, very closely and headcount is part of that. I don’t expect any significant headcount adds.

As you know from looking at the number of closings, the store count is likely to shrink a bit before it begins to go the other way. So we have a little bit of store base reduction that we are going to have to go through as we go through the balance of this year and into 2009. So we will stay pretty tight on that.

I don’t think we have any other systems that are on the ISI that are crying out to be changed. I would like to begin a project to replace our retail management system or to significantly upgrade that, but that’s a two- or three-year project when you get into it. And we may start thinking about it in 2009 and may be working on it some, but I don’t see any impact next year.

Neely Tamminga - Piper Jaffray & Co. — Analyst

One last housekeeping for Mike. Thanks, Robert.

In terms of — I mean I would imagine with better performing toplines and — at least from our perspective ahead of expectation results down to the bottom line. Just wondering how does it work when you guys — are you accruing for bonus accruals as you go with each quarter because your comps have been positive? Or do you wait until the earnings show up to the P&L in Q4 and that’s when you accrue for it?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

We accrue for it throughout the year. And it is really based on a structure of the bonus which is large part Company performance, but also individual. But we do it throughout the year.

So there is a portion of that that is already accrued. But, as you know, fourth quarter tends to tell the story for the year. And so we are guarded about how we do accrue bonus because of that fact.

So there is a sizable amount that is already accrued. So we progressed through the year with that, but a lot depends on Q4.

Neely Tamminga - Piper Jaffray & Co. — Analyst

Excellent. Thanks. Good luck and I hope you guys get every last penny of that accrual plus more.

Robert Alderson - Kirkland’s, Inc. — President and CEO

Thank you, Neely. We do too.

Operator

Christine Rapalje from SunTrust.

Christine Rapalje - SunTrust Robinson Humphrey — Analyst

I’m on the call for David today. Congratulations on the good trends. I guess just with that, it sounds different than what we’re hearing from some others in the space.

Do you feel like you are seeing more of return of your traditional customer. Or do you feel like you actually may be gaining some folks who have been in the stores before appealing to a different group than in the past?

Robert Alderson - Kirkland’s, Inc. — President and CEO

It’s a bit hard for us to be definitive about an answer to that. Our traffic trends are, as we said, are basically flat to last year. But they have been improving actually in recent weeks.

So the trend is encouraging. And it is also encouraging to stabilize the traffic after having three years of fairly dramatic decline.

What I think you always have to go back to on traffic is there are many things that you can do to try to drive traffic. But at the end of the day it is really about content. What you have to offer and the greatest aid to that that you can possibly have are satisfied customers who tell others and who bring others, including their families and friends, to the store.

Anecdotally we have a lot of comment from customers who feel like that sort of the old Kirkland’s is back, in terms of presentation and content and value. And I think that is probably the most gratifying part of it is when you see the numbers back up the anecdotal comments that you get and they’re passed along to you.

So a little difficult to tell because we can’t compare individual customers except in our credit card base. And that’s fairly small.

Christine Rapalje - SunTrust Robinson Humphrey — Analyst

Then secondly, you still sound focused on the off-mall strategy. Is there current ultimate 50-50, 60-40 sort of breakdown that you have in mind for that mix?

Robert Alderson - Kirkland’s, Inc. — President and CEO

I think in prior years we have been very much committed to largely making a total exit for malls. I think that was very — maybe where we started with its three years ago. And it was because at the end of the day when you look at any numbers or however you cut it, two or three things remain true.

One of them is that in the off mall venues, it simply costs less to operate there and we also have been able to have more productive stores in terms of sales and profitability. And we find ourselves as co-tenants with more of the kind of tenants that sell the kinds of things that we do, that we sell — which therefore we believe contributes to everyone’s business. So those are sort of the underlying principles that we believe continue to drive us to an off mall strategy.

However, there are a number of mall stores that are productive and we continue to extend those leases where it’s possible, where the landlord is willing, and where we are able to renegotiate that lease for the extension period in such a way as to make it productive and fruitful for us to be there. And we will continue to do that where possible. And we will stay in some of those markets until we no longer can make those deals or it makes sense to replace the store with an off mall store.

I don’t think that, given the cost to build in mall stores and the structure of leases in mall stores in terms of time that you must commit, I don’t think that we are interested at this moment in doing a lot of mall stores. But we would certainly look at anything on a case-by-case basis that we think improves our business.

Christine Rapalje - SunTrust Robinson Humphrey — Analyst

Thanks very much.

Operator

(Operator Instructions). Brad Leonard from BML Capital Management.

Brad Leonard - BML Capital Management — Analyst

Nice job on the quarter. Question on the SG&A. When do we start to annualize some of these reductions that we made last year?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

That will start to happen in the fourth quarter. Most of that was accomplished at the tail end of the third, so the fourth quarter will be the first time we go up against it.

Brad Leonard - BML Capital Management — Analyst

Okay so if we are looking at the — to me, it looks like a $2.5 million reduction in Q1 and Q2. I know Q1 was more (technical difficulties) advertising draw, I believe.

Mike Madden - Kirkland’s, Inc. — SVP and CFO

That’s right.

Brad Leonard - BML Capital Management — Analyst

Is that a reasonable level if you are looking year-over-year to think $2.5 million less in SG&A in Q3 and then somewhere in Q4 it is going to be lower than that because you have already — you hit some of those? Or is that not a good way to look at it?

Mike Madden - Kirkland’s, Inc. — SVP and CFO

I think that’s pretty reasonable.

Brad Leonard - BML Capital Management — Analyst

Okay. Then on the — so what are we thinking for CapEx and for 2009 if we are going to do — did — Robert, did you say 15 to 25 stores?

Robert Alderson - Kirkland’s, Inc. — President and CEO

Yes. I think that could be — that’s not the net but that would be the number of openings that we are currently working on.

Mike Madden - Kirkland’s, Inc. — SVP and CFO

We didn’t call out a CapEx number for that. We are still working on those deals and identifying things. Probably have more to say on that (multiple speakers) next quarter.

Robert Alderson - Kirkland’s, Inc. — President and CEO

I think, Brad, we don’t want to get in front of ourselves on this and it’s only as we become a bit more confident in directions, and in the way that our merchandising is taking hold and unfolding that we have been willing to think about this.

I don’t think you rush out and build a lot of new stores until you feel like you have your box back under control and you’re going in the right direction.

Brad Leonard - BML Capital Management — Analyst

Agreed. That’s all I have. Thanks.

Operator

At this time, there are no further questions in the queue. I would like to turn the call back to Mr. Alderson for closing remarks.

Robert Alderson - Kirkland’s, Inc. — President and CEO

Thanks, everyone. We appreciate you being on the call. We look forward to talking with you next time.

Operator

Thank you. This concludes the Kirkland’s, Inc. conference call. You may now disconnect.